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                ACTIVE ASSETS GOVERNMENT SECURITIES TRUST

      Exhibit 16: Schedule for computation of each performance quotation provided in the Statement of Additional Information.


(16)  The Trust's current yield for the seven days ending
      June 30, 1997

      (A-B)   x   365/N

      (1.000947 -1)  x  365/7      =               4.94%

      The Trust's effective annualized yield for the seven days ending June 30, 1997

           365/N
      A                      - 1

              365/7
      1.000947               - 1   =               5.06%

      A =  Value of a share of the Trust at end of period.
      B =  Value of a share of the Trust at beginning of period.
      N =  Number of days in the period.

CALCULATION

(1.000947 - 1)  x  365/7
  =                4.94%

((1.000947)  ^  52.142857 - 1)
  =                5.06%